Exhibit 99.1

GXO Appoints Mark Suchinski as Chief Financial Officer

GREENWICH, Conn., March 6, 2026 — GXO Logistics, Inc. (NYSE: GXO), the world’s largest pure-play contract logistics provider, today announced the appointment of Mark Suchinski as Chief Financial Officer, effective April 1, 2026.

Suchinski is a seasoned financial leader with more than three decades in finance, operations and supply chain management, with significant experience in the aerospace and defense sector, a key growth vertical for GXO. He has a proven track record driving enterprise performance improvement in labor productivity, contracting, pricing and sourcing.

GXO CEO Patrick Kelleher said, “Mark is an accomplished corporate finance leader with decades of operational and supply chain experience and deep expertise in aerospace and defense, where we see a long runway for growth. With Mark’s appointment, the leadership team is fully in place, and we have the clarity and capability to move forward boldly and with speed.”

Prior to GXO, Suchinski served as Chief Financial Officer for The GEO Group, Inc., a leading global provider of solutions for government partners across a spectrum of diversified correctional and community reentry services. Prior to that, he served as Chief Financial Officer of Spirit AeroSystems, the largest diversified non-OEM designer and manufacturer of aerostructures for commercial, defense and space and aftermarket globally, with responsibility for financial reporting, Treasury, Investor Relations and Strategy. Earlier in his career, he served as Chief Accounting Officer at Home Products International and Controller at US Freightways. He holds a Bachelor of Business Administration from DePaul University.

Since joining GXO in August 2025, GXO CEO Patrick Kelleher has strengthened the leadership team with key appointments in Commercial, Operations and the Americas and Asia Pacific region to deliver faster growth, higher margins and sharper execution.

About GXO

GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is positioned to capitalize on the rapid growth of ecommerce, automation and outsourcing. GXO has over 150,000 team members across more than 1,000 facilities, totaling more than 200 million square feet. The company serves the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut. Visit GXO.com for more information and connect with GXO on LinkedIn, X, Facebook, Instagram and YouTube.

Media contact

Matthew Schmidt

+1 203-307-2809

matt.schmidt@gxo.com

Investor contact

Kristine Kubacki, CFA

+1 203-769-7206

kristine.kubacki@gxo.com